Exhibit 10.52

TRANSITION SERVICES AGREEMENT

between

TCC CM Subco I, Inc.,

NUTRICAP LABS, LLC

and

VITACAP LABS, LLC

February 6, 2015

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is made and entered into as of February 6, 2015, by and between TCC CM Subco I, Inc., a Delaware corporation (“Buyer”), Nutricap Labs, LLC, a New York limited liability company (“NC”), and Vitacap Labs, LLC, a New York limited liability company (“Vita”).

BACKGROUND

NC, Vita and Buyer are parties to that certain Asset Purchase Agreement (the “Purchase Agreement”), dated February 4, 2015 and effective as of the Option Exercise Date (as defined in the Purchase Agreement), pursuant to which NC and Vita have agreed to sell, and Buyer has agreed to purchase, NC and Vita’s Customer (as defined in the Purchase Agreement) relationships, as well as certain additional assets as set forth therein. Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Purchase Agreement. “Commencement Date” shall mean the “Closing Date” as such term is defined in the Purchase Agreement.

Because Buyer is acquiring Customer relationships and not an ongoing business, and Buyer does not, and will not, have the ability to transition all aspects of the Customer relationships into its own business immediately upon the Closing Date, Buyer has requested that NC provide certain transitional services after the Closing Date to assist Buyer to transfer the acquired Customer relationships in a commercially reasonable manner. In order to induce Buyer to enter into the Purchase Agreement, NC has agreed to provide to Buyer after the Closing access to the premises described in Exhibit A (the “Premises”) and certain services relating to the servicing of Customers by Buyer after the Closing on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the consummation of the transactions contemplated by the Purchase Agreement, the mutual covenants contained herein, and intending to be legally bound, the parties hereby agree as follows:

1. Engagement of NC Personnel.

(a) On and after the Commencement Date, NC will provide the services (the “Transition Services”) typically performed in the ordinary course of business for or on behalf of NC and Vita in respect of the Business as of immediately prior to the Commencement Date by the personnel set forth on Exhibit B (the “Personnel”) in support of Buyer’s servicing and transition of Customers until August 6, 2015 (as the same may be extended pursuant to this Agreement, the “Transition Period”). For the avoidance of doubt, in the event that any Personnel voluntarily terminate their employment with NC prior to the expiration of the Transition Period, NC may, but shall not be obligated to, hire replacement persons to perform the Transition Services for which such terminated Personnel were responsible (and any such hired replacements shall be deemed Personnel hereunder); provided, however, the performance of Transition Services shall not be excused as a result of any such terminated Personnel. Unless otherwise agreed to in writing by Buyer, NC agrees that it shall only utilize the Personnel in the provision of Transition Services hereunder at the Premises and at any adjacent warehouse facility utilized by Buyer during the Transition Period.

(b) Except for any additional fees specifically set forth herein or otherwise agreed to in writing from time to time by the Parties, the consideration to be paid by Buyer to NC for the Transition Services shall be as set forth on Exhibit C. In the event NC determines that the aggregate amount payable to NC for the Transition Services in any month (other than amounts in respect of the right to use the Premises) is reasonably likely to exceed in any material respect the historical amount of monthly expenses incurred by NC in the operation of its Business during the year preceding the Commencement Date, NC shall provide notice of such determination to Buyer and enter into good faith negotiations with Buyer to reduce such expenses to a historical level.

(c) At all times during the Transition Period, to the extent such Personnel remain employed by NC, such Personnel shall be deemed employees of NC or one or more of its Affiliates (and not of Buyer).

(d) During the Transition Period, NC shall cause the Personnel to devote such time as is reasonably sufficient to perform the Transition Services.

2. Transition Services. The Transition Services shall include the following, and any other services that the parties agree shall be covered by this Agreement:

(a) Right to use the Premises. From and after the Commencement Date until the end of the Transition Period, NC hereby grants to Buyer the right to occupy the Premises and to use all of the furniture, fixtures, equipment and services (including parking) currently existing at the Premises as may be necessary in order that the employees of Buyer, including the Transferred Employees (collectively, the “Buyer Employees”) may execute their designated responsibilities; provided that Buyer shall cause the use and occupation of the Premises by Buyer Employees to be conducted in compliance with that certain Agreement of Lease, dated as of May 11, 2010, by and between NC and Carolyn Holdings, LLC (the “Lease”). Buyer will give NC a list of Buyer Employees who will be situated at the Premises and such Buyer Employees shall be granted such space as is consistent with the historical usage by them or similarly-situated employees of Sellers, as well as such additional space within the Premises as is reasonably necessary to accommodate any additional Buyer Employees assigned to work at the Premises during the Transition Period. Buyer shall pay to NC a monthly charge for the use of the Premises and other property of NC as set forth on Exhibit C. Other than the occupancy and use of the Premises by one (1) employee of an Affiliate of Jonathan Greenhut (the “Greenhut Employee”) subject to Section 11, neither NC nor Vita nor any of their Affiliates shall be entitled to occupy or use the Premises during the Transition Period, except in connection with (i) their performance of the Transition Services, (ii) the sale of Inventory to Customers during the Selloff Period pursuant to Section 3 of this Agreement, (iii) the fulfillment of orders underlying Non-Novation Events as contemplated by Sections 2.06 and 6.14 of the Purchase Agreement, and (iii) actions reasonably necessary to wind down the Business; provided, in the case of the foregoing clause (iv), that such actions do not interfere in any material respect with Buyer’s use of the Premises as contemplated hereby.

(b) Information Services.

(i) General. NC hereby grants, and Buyer hereby accepts, the right to use and obtain the Information Services in connection with Buyer’s servicing of Customers during the Transition Period. For purposes of this Agreement, “Information Services” means all of the information services, systems and maintenance currently being provided by NC to the Business, as such Information Services were provided to the Business and supported immediately prior to the Commencement Date, in each case only to the extent related to and necessary to provide service to the Customer relationships acquired by Buyer. During the Transition Period, NC shall not change, in any material respect, the manner in which the Information Services are made available to Buyer. During the Transition Period, NC shall provide the services of its Information Technology personnel to support Buyer in servicing the Customer relationship in substantially the same manner that such Information Technology personnel provided support to the Business prior to the Commencement Date.

(ii) Scope of Services. Buyer may only access and use the Information Services (A) in a manner consistent with the use of such Information Services by the Business prior to the Commencement Date and (B) for the internal information processing needs of Buyer in connection with Buyer’s sales to Customers during the Transition Period.

(iii) Data Integrity Measures. In connection with the Information Services made available to Buyer under this Agreement, NC and Buyer shall cooperate and implement reasonable firewalls (including as contemplated by Section 11), including, but not limited to, utilizing appropriate hardware and software necessary to maintain and ensure the integrity of Buyer’s data (including any Affiliate of Buyer) and NC’s or any of its contracting parties’ data (including any Affiliate of NC). NC acknowledges that it has provided Buyer with true, correct and complete copies of its systems security policies as of the date hereof. Buyer acknowledges that it has read and shall comply with such systems security policies.

(c) Customer and Supplier Transition Assistance Services. During the Transition Period, the Personnel shall, pursuant to a process agreed upon by the parties from time to time, (i) inform Customers, as well as any other Persons that contact NC or Vita regarding the purchase of vitamins, minerals or dietary supplement products, that all futures sales and purchases shall be made through Buyer, (ii) provide such Customers or other Persons with such telephone number(s) or other adddress(es) as Buyer may from time to time provide to NC and Vita in writing for such purpose and (iii) assist Buyer in securing an agreement with any third party that provided goods or services to NC or Vita prior to the Closing Date, upon the request of Buyer. Without limiting the foregoing, during the Transition Period, Personnel, including Jonathan Greenhut in particular, shall, upon reasonable request and during regular business hours, join Buyer in contacting Customers or suppliers, whether by telephone, video conference or in person, to assist with the transition of such Customer relationships or supplier relationships to Buyer on terms that are acceptable to Buyer. Any travel expenses incurred by Personnel, including but not limited to Mr. Greenhut, to attend any such meetings shall be borne by Buyer, subject to Buyer’s standard travel policy (a copy of which will be made available to all Personnel promptly following the Commencement Date) or as otherwise pre-approved in writing by Buyer; provided, however, that notwithstanding the foregoing or anything contained in Buyer’s standard travel policy to the contrary, in no event shall Mr. Greenhut be required to travel by air in excess of three (3) hours unless Buyer pre-approves the reimbursement or payment of such travel expenses for business class airfare in respect of such flight.

(d) Supplies. During the Transition Period, NC will use commercially reasonable efforts to assist Buyer in meeting its needs for generic office supplies at the Premises, as such needs are conveyed to NC from time to time.

(e) Accounting Services. During the Transition Period, NC hereby agrees to provide accounting support services to Buyer in connection with its servicing of Customers, including but not limited to, the preparation of monthly center-level financial statements, assistance with journal entries, accounts payable processing, preparation and filing of sales and use tax returns, and other bookkeeping support services consistent with operation of the Business prior to the Commencement Date.

(f) Existing Services. NC represents and warrants that the Personnel, for so long as such Personnel remain employed by NC, will be available to perform services hereunder that are substantially similar to the services performed by such Personnel to the Business during the six (6) month period prior to the Closing Date.

(g) Access to Information. In addition to performing the Transition Services and its other obligations hereunder, NC and Vita shall provide Buyer and its Affiliates and third-party suppliers, as reasonably requested, with reasonable access, upon reasonable notice, to employees of NC and its Affiliates having knowledge of the Business as conducted prior to the Commencement Date, to respond to questions or provide data and general knowledge about the servicing of the Customer relationships prior to the Closing Date.

(h) Additional Services. Any additional services requested by Buyer that are not included in the Transition Services shall be negotiated in good faith (including the service fees with respect thereto), and, if mutually agreed upon by the parties hereto, shall be included in this Agreement through amendments to the Exhibits hereto.

(i) Termination of Services. Notwithstanding anything to the contrary contained herein, Buyer may discontinue any of the Transition Services (other than the right to use the Premises), in whole or in part, at any time and from time to time, in which case the modified fee arrangements, if any, described on Exhibit C will apply.

3. Liquidation of Existing Inventory. For a period of six (6) months following the Commencement Date (the “Selloff Period”), NC and Vita shall, notwithstanding anything herein or in the Purchase Agreement to the Contrary, be permitted to sell the Inventory as set forth on Section 4.12 of the Disclosure Schedules (as such disclosure is updated as of Closing). Within a reasonable period not to exceed ten (10) Business Days after the termination of the Selloff Period, NC shall deliver to Buyer certificates from an executive officer of each of NC and Vita, as applicable, (i) certifying that NC and Vita, as applicable, have ceased all sales of Inventory upon the termination of the Selloff Period, (ii) providing a reasonable description of all Inventory remaining in the possession of NC or Vita as of the Business Day immediately following the termination of the Selloff Period, if any (the “Remaining Inventory”), and (iii) certifying that the Remaining Inventory, if any, has been destroyed (which destruction shall be at the sole cost and expense of NC and Vita and shall occur no later than within five (5) Business Days following the termination of the Selloff Period).

4. Service Managers; Governance.

(a) Each party will designate a services manager (that party’s “Services Manager”) who will be directly responsible for coordinating and managing the delivery or receipt of the Transition Services and have the authority to act on such party’s behalf with respect to matters relating to this Agreement. Each party’s designated Services Manager shall possess sufficient knowledge, experience and expertise to qualify him or her to manage the delivery or receipt of the Transition Services. The Services Managers will work with each other to address issues and to manage the parties’ relationship under this Agreement.

(b) NC hereby designates Michael Scagluso as its Services Manager, and Buyer hereby designates Steve Rolfes as its Services Manager (to the extent such Person is an employee of NC or Buyer or any of their respective Affiliates, as applicable). Each party shall have the right, upon prior written notice to the other party, to replace its respective Services Manager from time to time with a substitute manager with comparable job scope, knowledge, expertise and decision-making authority.

5. Standards of Performance. NC shall perform the Transition Services in (i) a professional, workmanlike and timely manner and otherwise in a manner and with substantially the same degree of care, skill and prudence customarily exercised in its own operations, and (ii) compliance in all material respects with all applicable Laws. NC DISCLAIMS ALL OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE TRANSITION SERVICES.

6. Invoice and Payment Procedures.

(a) Buyer shall pay NC for the Transition Services provided hereunder by means of direct funds transfer from Buyer’s account to NC’s designated account. Each month during the Term, NC shall submit to Buyer for payment an invoice, accompanied by a monthly income statement with respect thereto, reasonably detailing the amounts due under this Agreement with respect to the Transition Services for the immediately preceding month, as such amounts are set forth in more detail in Exhibit C. NC shall, in determining the invoiced amounts and preparing the accompanying income statement, account for the provision of the Transition Services using methods, policies and procedures consistent with those used historically by NC in the preparation of its financial statements. Such invoice shall be payable by Buyer within thirty (30) days from the date of receipt of such invoice (the “Payment Period”) unless Buyer delivers a Notice of Dispute (as defined below) during the Payment Period, in which case Buyer shall pay during the Payment Period all amounts not identified as disputed in such Notice of Dispute. The parties agree and acknowledge that the failure to pay any amount disputed in good faith in accordance with this Agreement shall not be considered a breach of this Agreement unless and until such dispute is resolved and any amounts owed have not been promptly paid, and NC shall continue to perform its obligations under this Agreement to provide Transition Services notwithstanding the existence of such dispute. During the Payment Period, as soon as reasonably practicable after receipt of any reasonable written request by Buyer, NC shall provide Buyer with data and documentation supporting the calculation of a particular fee for the purpose of verifying the accuracy of such calculation.

(b) If Buyer disputes, in good faith, any amounts owed by Buyer to NC set forth in any invoice delivered pursuant to Section 6(a): (x) Buyer shall pay to NC the undisputed portion of such amounts within the Payment Period; (y) Buyer shall provide a written explanation to NC of what amounts are in dispute, and why such amounts are in dispute (the “Notice of Dispute”), together with reasonable supporting documentation in respect thereof; and (z) Buyer and NC shall thereafter use commercially reasonable good faith efforts to resolve the disputed amounts within ten (10) Business Days. If Buyer and NC are unable to resolve all matters specified in a Notice of Dispute within ten (10) Business Days following the delivery of such Notice of Dispute, such dispute Buyer and NC shall cause direct negotiations between Jonathan Greenhut, on behalf of NC, and Steve Rolfes, on behalf of Buyer (to the extent such Person is an employee of NC or Buyer or any of their respective Affiliates, as applicable) to occur with respect thereto.

(c) If any matter set forth in a Notice of Dispute is still unresolved after thirty (30) days following delivery thereof (the “Consultation Period”), the parties shall submit all matters that remain in dispute with respect to the Notice of Dispute to (i) an independent certified public accounting firm in the United States of national recognition mutually acceptable to Buyer and NC (the “Independent Accounting Firm”) or (ii) if Buyer and NC are unable to agree upon such a firm within ten (10) Business Days after the end of the Consultation Period, then within an additional ten (10) Business Days, Buyer and NC shall each select one such firm and those two firms shall select a third such firm, in which event “Independent Accounting Firm” shall mean such third firm. Buyer and NC shall use commercially reasonable best efforts to cause the Independent Accounting Firm to reach a determination of the amount due in respect of the portion of the applicable invoice identified in the Notice of Dispute, not more than thirty (30) day after such referral. Such determination shall be made by the Independent Accounting Firm based solely on the terms contained in this Agreement and presentations made by each of the parties hereto. Nothing herein shall be construed to authorize or permit the Independent Accounting Firm to resolve or otherwise review any items which are not specifically disputed in the Notice of Dispute. With respect to each disputed matter, such determination, if not in accordance with the position of either Buyer or NC, shall not be in excess of the amount, as included in the invoice by NC, nor less than the amount, as advocated by Buyer in the Notice of Dispute with respect to such disputed matter, respectively. The action of the Independent Accounting Firm pursuant to this Section 6(c) with respect to each items which is specifically disputed in the Notice of Dispute shall be final and binding on the parties, absent manifest error.

(d) The cost of the Independent Accounting Firm’s review and determination shall be shared equally by Buyer and NC. During the review by the Independent Accounting Firm, the Buyer and NC and their respective accountants will each make available to the Independent Accounting Firm interviews with such individuals, and such information, books and records and work papers, as may be reasonably requested by the Independent Accounting Firm to fulfill its obligations under Section 6(c). In acting under this Agreement, the Independent Accounting Firm will be entitled to the privileges and immunities of an arbitrator.

7. Term; Termination. NC’s obligations hereunder with respect to any Transition Service will expire on the earliest of (i) the date Buyer terminates such Transition Service as contemplated below, (ii) the expiration of the Transition Period; provided, however, that in the event that Buyer determines, in its sole discretion, that it requires NC to continue to provide any of the Transition Services after the expiration of the Transition Period (a “Further Term”), it shall notify NC in writing, which notice shall be delivered no less than thirty days prior to the expiration of the Transition Period, indicating is electing to make an extension to the Transition Period, which extension shall not extend beyond twelve (12) months from the Commencement Date (the “Final Termination Date”). For the avoidance of doubt, unless otherwise agreed to the parties in writing, the terms and conditions of this Agreement applicable to the Transition Services shall continue to apply for the Further Term. If Buyer elects to have a Further Term in accordance with the foregoing, then any reference to the Transition Period referred to in this Agreement shall automatically be extended until the expiration of the Further Term in accordance with foregoing, notwithstanding any finite period referred to elsewhere in this Agreement. Buyer may terminate the provision of Transition Services hereunder by any specified Personnel or NC as a whole, prior to the Final Termination Date, at any time upon at least thirty (30) days’ prior written notice to NC. Buyer shall, as of expiration or earlier termination of the Transition Period or, if applicable, Further Term, and no termination of this Agreement prior to the Final Termination Date shall relieve Buyer of its obligation to, pay to NC all sums owed to NC for the provision of such terminated Transition Service(s) through the date of termination thereof, including without limitation, the amount of retention bonuses paid by NC to Personnel that maintained their employment through the date of such expiration or termination, in amounts not to exceed the retention bonus amount in respect of such Personnel as set forth in Exhibit D. In addition, notwithstanding the earlier termination of this Agreement in accordance herewith, Buyer shall pay the amounts described in Item 1 of Exhibit C hereto with respect to use of the Premises through the Final Termination Date. NC shall have the right, at its option, to terminate this Agreement upon thirty (30) days advance written notice in the event that Buyer defaults in the performance of any covenant, agreement, term or provision of this Agreement to be performed by Buyer and such default is not remedied during such 30-day period, provided that the notice and cure period applicable to Buyer’s failure to pay when due any NC invoice in respect of Transition Services shall be five (5) Business Days. Buyer shall use commercially reasonable efforts to transition the Transition Services provided under this Agreement to its own operations as promptly as practical and prior to the Final Termination Date. No provision of this Agreement shall affect, be construed as, or operate as a waiver of the right of the party aggrieved by any breach of this Agreement to be compensated for any injury or damage resulting therefrom which is incurred either before or after termination of this Agreement.

8. Proprietary Material. All books, records, data, work product and other documents relating to the businesses of each party and their respective Affiliates (the “Owner”) including, without limitation, all employee records, medical records, data, information, software, and manuals (collectively, the “Proprietary Material”), whether or not prepared by such party or otherwise coming into the possession or control of such party or of the other party as a result of or in connection with the performance of the Transition Services, shall be and remain the exclusive property of the Owner, and the other party shall not at any time, directly or indirectly, assert any interest or property rights therein. Such Proprietary Material shall not be used for any purpose other than in connection with the provision of Transition Services. Determination of ownership of Proprietary Material shall take into account the transfer of the Purchased Assets pursuant to the Purchase Agreement. Each party shall establish and maintain reasonable precautions against the destruction or loss of any such Proprietary Materials. Upon the expiration or termination of this Agreement, and without any further action, each party shall cause all such materials and all copies of the Proprietary Materials to be destroyed or, upon the request of the Owner thereof, returned to the Owner thereof in such format, electronic or otherwise, as the Owner may reasonably request as soon as reasonably possible following the effective date of the expiration or termination.

9. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their heirs, successors and permitted assigns, and shall not confer upon any other person any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, except that Buyer may assign all or any portion of its rights and obligations hereunder to any Affiliate of Buyer and Buyer may, without such consent, assign all such rights to any Person providing financing to Buyer as collateral security for such financing; provided that no such assignment shall relieve Buyer of any of its obligations hereunder.

10. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK AND COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH IN THE PURCHASE AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(C).

(d) Notwithstanding anything to contrary herein, the Parties agree to generally use their commercially reasonable, good faith efforts to resolve any disagreement with respect to the operation of this Agreement or the provision of the Transition Services prior to seeking a claim or other relief under this Section 10 or Section 16.

11. Confidentiality.

(a) Each party acknowledges that, in the course of this business relationship, it may become aware of or come into possession of certain confidential or proprietary information of the other party including but not limited to the Proprietary Material (as defined in Section 8). Each party agrees to maintain the confidentiality of such confidential and proprietary information (including the Proprietary Material) and agrees not to disclose such confidential and proprietary information to third parties, make copies, or use the information for any purpose other than as necessary in connection with the performance of the Transition Services, without the prior written permission of the Owner of the information. Each party agrees to either return all copies of any such information when all services to be performed under this Agreement have been performed or shall destroy such copies and an authorized officer shall certify to such destruction. Each party agrees that it will comply with applicable state and federal privacy law with respect to the handling of information pursuant to this Agreement. This Section 11 shall survive any termination or expiration of this Agreement.

(b) NC and Vita agree to (i) inform the Greenhut Employee of the restrictions contained in Section 11(a) and the Greenhut Employee shall agree to be bound by the Section 11(a) to the same extent as if he or she was a party to this Agreement and (ii) be responsible for any breaches of any of the provisions of this Section 11 by the Greenhut Employee (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Buyer may have against the Greenhut Employee with respect to such breach).

12. Indemnification.

(a) Indemnification By NC. NC agrees to hold harmless and indemnify Buyer and its Affiliates, directors, managers, officers, employees, agents, Representatives and permitted assignees (hereinafter collectively referred to as “Buyer Indemnitees”) from and against any and all liabilities, losses and expenses (including, but not limited to, reasonable attorneys’ fees) incurred by any such Buyer Indemnitee in connection with claims, demands, lawsuits, judgments, penalties or actions, arising from, related to or based upon (i) a material breach of this Agreement by, or the gross negligence or willful misconduct under this Agreement of, NC, its Representatives or permitted subcontractors, and (ii) any infringement, violation or misappropriation of the Intellectual Property Rights of any third party with respect to any of the Transition Services.

(b) Indemnification By Buyer. Buyer agrees to hold harmless and indemnify NC and its Affiliates, directors, managers, officers, employees, agents, Representatives and permitted assigns (hereinafter collectively referred to as “NC Indemnitees”) from and against any and all liabilities, losses and expenses (including, but not limited to, reasonable attorneys’ fees) incurred by any such NC Indemnitee in connection with claims, demands, lawsuits, judgments, penalties or actions, arising from, related to or based upon (i) the performance of the Transition Services hereunder, except to the extent resulting from a material breach by, or gross negligence or willful misconduct of, NC or the Personnel, (ii) a material breach of this Agreement by Buyer, its Representatives or its permitted assigns, (iii) the gross negligence or willful misconduct under this Agreement of Buyer, its Representatives or its permitted assigns and (iv) the occupation of the Premises by Buyer Employees.

(c) Procedure for Indemnity.

(i) Notice of Claims. If a claim (a “Claim”) is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall, give written notice (a “Claim Notice”) to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to damages for which indemnification may be sought under this Section 12; provided however, that the failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates that the defense of such claim is prejudiced by the indemnified party’s delay or failure to give such notice.

(ii) Defense of Third-Party Claims. If any lawsuit or enforcement action is filed by a third party against any party entitled to the benefit of indemnity hereunder with respect thereto, a Claim Notice thereof shall be given to the indemnifying party as promptly as practicable (and, in any event, within thirty (30) days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates that the defense of such claim is prejudiced by the indemnified party’s delay or failure to give such notice. After such notice, if the indemnifying party shall acknowledge, in writing, to the indemnified party that the indemnifying party is obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it elects to do so, at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage legal counsel of its own choice, but, in any event, reasonably acceptable to the indemnified party, to handle and defend the same unless the named parties to such action or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party has been advised by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event, the indemnified party shall be entitled, at the indemnifying party’s cost, risk and expense, to separate counsel of its own choosing. The indemnifying party shall not, without the written consent of the indemnified party, which shall not be unreasonably withheld, conditioned or delayed, (i) settle or compromise any Claim or consent to the entry of any judgment which does not include an unconditional written release, by the claimant or plaintiff, of the indemnified party, from all liability in respect of such Claim or (ii) settle or compromise any Claim if the settlement imposes equitable remedies or material obligations on the indemnified party other than financial obligations for which such indemnified party will be indemnified hereunder. No Claim which is being defended in good faith by the indemnifying party in accordance with the terms of this Agreement shall be settled or compromised by the indemnified party without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

(iii) If the indemnifying party fails to respond with respect to such lawsuit or action within thirty (30) days after receipt of the Claim Notice, the indemnified party against which such lawsuit or action has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party’s cost and expense, the defense, compromise or settlement of such lawsuit or action on behalf of and for the account and risk of the indemnifying party; provided, however, that such lawsuit or action shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. If the indemnified party settles or compromises such lawsuit or action without the prior written consent of the indemnifying party, the indemnifying party will bear no liability hereunder for or with respect to such lawsuit or action, unless the indemnifying party unreasonably withheld consent. In the event either party assumes the defense of a particular lawsuit or action in the manner contemplated above, the party defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 11 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless the indemnified party from and against any damages for which indemnification may be sought under this Section 12 by reason of such settlement or judgment.

(d) Limitation on Indemnity.

(i) To the extent that any claim, action, demand or lawsuit that is subject to indemnification under this Agreement is covered by insurance, the amount of any indemnity payment shall be net of the Net Proceeds of any insurance policy paid to the indemnified party with respect to such claim, action, demand or lawsuit. For purposes of this Section 12(d), “Net Proceeds” shall mean the insurance proceeds actually received, less any expenses of recovery, deductibles, and/or co-payments. If any amounts are reimbursed under insurance coverage, (i) concurrently with indemnification under this Section 12, the indemnified amount shall be offset by an amount equal to the Net Proceeds received under insurance coverage or (ii) subsequent to indemnification under this Section 12, the indemnified party shall reimburse the indemnifying party in an amount equal to the Net Proceeds subsequently received under insurance coverage.

(ii) Amounts due to any indemnified party pursuant to this Section 12 shall be determined after taking into account any indemnity, contribution or other similar payment actually received by the indemnified party from any third party with respect thereto.

(iii) The indemnification provided in this Section 12 shall be the sole and exclusive remedy for any claims covered by Section 12(a) and Section 12(b) hereof. Notwithstanding the foregoing, nothing herein shall prevent any of the parties from bringing (i) an equitable action to enforce a covenant or obligation or (b) an action based upon allegations of fraud with respect to the other party in connection with this Agreement.

(e) Disclaimer of Certain Damages. Neither party shall be liable to the other under this Agreement for any indirect, special, or consequential damages or lost profits hereunder. In addition, in no event shall either party be liable for any punitive or exemplary damages of any kind. For purposes of clarity only, and without limiting the generality of the foregoing, the indemnifying party shall be responsible for direct damages, including without limitation, reasonable attorneys’ fees.

13. Independent Contractors. In its performance of this Agreement, NC will at all times act in its own capacity and right as an independent contractor, and nothing contained herein may be construed to make NC an agent, partner, or joint venturer of Buyer.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15. Notices. All notices, consents, requests, demands and other communications hereunder are to be in writing and given in the manner set forth in the Purchase Agreement.

16. Specific Performance. NC acknowledges and agrees that Buyer would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by NC could not be adequately compensated by monetary damages. Accordingly, NC agrees that, in addition to any other right or remedy to which Buyer, as applicable, may be entitled, at law or in equity, Buyer will be entitled to seek to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of the provisions of this Agreement, without posting any bond or other undertaking.

17. Force Majeure. NC shall not be considered in default in the performance of its obligations under this Agreement to the extent that its performance of such obligations is prevented or delayed by any cause beyond its control, including, but not limited to, civil disturbances, rebellion, invasion, epidemic, hostilities, war, acts of terrorism, embargo, natural disaster, acts of God, fire, sabotage, loss and destruction of property, other events or situations which NC was unable to prevent or overcome despite its exercise of reasonable due diligence.

18. Amendment and Modification. This Agreement (including the exhibits hereto), the Purchase Agreement (including the exhibits and schedules thereto) and other Transaction Agreements may not be modified, amended, supplemented or waived except by a writing signed by each of NC, Vita and Buyer, and such writing must refer specifically to this Agreement.

19. Entire Agreement. This Agreement, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement through their duly authorized representatives to be effective as of the date first written above.

NC:			BUYER:

NUTRICAP LABS, LLC			TCC CM SUBCO I, INC.

By:	/s/ Jonathan Greenhut		By:	/s/ Richard H. Neuwirth
	Name:	Jonathan Greenhut		Name:	Richard H. Neuwirth
	Title:	Manager		Title:	Executive Vice President, Chief Legal Officer and Secretary

VITA:

VITACAP LABS, LLC

By:	/s/ Jonathan Greenhut
	Name:	Jonathan Greenhut
	Title:	Manager

[Signature Page to Transition Services Agreement]